EXHIBIT 12

                              EXPRESS SCRIPTS, INC.
        STATEMENTS RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                       SIX MONTHS ENDED JUNE 30, 1999 AND
            YEARS ENDED DECEMBER 31, 1998, 1997, 1996, 1995 AND 1994

                                          June 30,                                  December 31,
                                                      --------------------------------------------------------------------------
(in thousands)                              1999          1998           1997           1996           1995           1994
--------------------------------------------------------------------------------------------------------------------------------
Fixed charges:
  Interest expense (1)                        $29,453       $20,230          $ 225          $  59          $  86          $  68
  Interest portion of rental expense (2)        1,276         1,292            757            700            627            443
                                        ----------------------------------------------------------------------------------------
    Total fixed charges                        30,729        21,522            982            759            713            511

Earnings:
  Income before income taxes and
    extraordinary items (3)                    37,847        76,240         54,706         43,080         29,634         20,776
                                        ----------------------------------------------------------------------------------------

Total adjusted earnings                       $68,576       $97,762        $55,688        $43,839        $30,347        $21,287
                                        ========================================================================================

Ratio of earnings to fixed charges               2.23          4.54          56.71          57.76          42.56          41.66
                                        ========================================================================================

          (1) Interest expense includes the amortization on the Senior Notes discount and deferred financing fees.

          (2) The interest portion of rental expense is calculated as one-third of rental expense.

          (3) Income before income taxes and extraordinary items includes corporate restructuring charges of $9,400,000 and $1,651,000 for the first six months ending June 30, 1999 and the year ended December 31, 1998, respectively.

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